CONSULTING AND ADVISORY AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), made effective as of the 9th day of March 2009, is entered into by and between Xsunx, Inc., a Colorado corporation ("Company"), and Orion Business Services, LLC, 10651 West 34th Place, Wheat Ridge, CO 80033 ("Consultant"). The Company and Consultant are sometimes herein referred to individually as a “party” and collectively as the “Parties”.

RECITALS

WHEREAS, Consultant has developed an expertise in the areas of strategic financial and accounting services similar to those of a Chief Financial Officer as well as maintenance of the Company’s books and records and financial regulatory compliance which is of interest to the Company;

WHEREAS, the Company desires to obtain the services of Consultant and Consultant desires to provide the Company with consultancy and advisory services as contemplated pursuant to the terms and conditions contained herein; and

WHEREAS, the undersigned Parties desire to formalize such consultancy relationship;

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement agree as follows:

1.             Definitions

1.1           “XsunX Field of Use” means the business of developing, manufacturing, and marketing semi-transparent and opaque solar cells and photovoltaic technologies, solar cell panels, and methods of manufacture.

1.2           “Business of XsunX” means the business of developing and commercializing semi-transparent and opaque solar cells and photovoltaic technologies, solar cell panels, and methods of manufacture.

2.             Engagement of Services.  The Company hereby engages Consultant as an independent contractor to provide consulting and advisory services as set forth herein.  All such consulting and services shall be performed in accordance with the terms and conditions contained herein. Consultant shall report to the Chief Executive Officer, or in their absence, the Board of Directors of the Company. Consultant hereby accepts such engagement in accordance with such terms and conditions.

3.             Services of Consultant. Consultant shall, in its sole discretion, provide consultancy and advisory services and shall remain an independent contractor. Attached hereto as Exhibit “A”, and incorporated herein by reference, is a service request form specifying the initial scope of work to be rendered by Consultant. The Company may, but is not obligated to, provide additional project and/or service requests to Consultant. Any subsequent service request will be governed by this Agreement. Consultant shall provide such services incident thereto as may be necessary from time to time which services shall include, without limitation, providing the Company with his best efforts and technical expertise in advising the Company in the areas of strategic financial and accounting services similar to those of a Chief Financial Officer as well as maintenance of the Company’s books and records and financial regulatory compliance which is of interest to the Company.

3.1.          Consultant shall provide such other related services as may be requested of Consultant by the Company and as are not inconsistent with the provisions of this Agreement.  Consultant agrees to devote Consultant’s best efforts, skills, and technical expertise to the business of the Company, to do Consultant’s utmost to further enhance and develop the interests and welfare of the Company, and to devote necessary time and attention to the business of the Company, while recognizing Consultant’s duties to its other professional responsibilities.

3.2.         Consultant shall truthfully and accurately make, maintain and preserve all records and reports that the Company may, from time to time, request or require, and shall fully account for all money, records, equipment, materials or other property belonging to the Company of which Consultant may have custody and shall pay over and deliver same promptly whenever and however Consultant may be directed to do so.

3.3.         Consultant shall make available to the Company any and all information of which Consultant has knowledge that is relevant to the Company's business, but is not otherwise prohibited from disclosing, and make all suggestions and recommendations which Consultant believes will be of benefit to the Company.

3.4.         Consultant shall, at his own cost, prepare for such meetings as may be reasonably requested by the Company, provided, however, that the Company shall pay for the reasonable travel and lodging costs incurred by Consultant in regard to the foregoing.  The Company may request at least one meeting per calendar month for the purpose of discussion of the development matters referenced hereinabove, and the conformance or variance of the foregoing to or with the Business of XsunX.

4.            Duty to Other Parties.  The parties recognize that Consultant may provide consultancy or be employed by other parties, and that as such, Consultant may devote time and effort to the business of other parties.  Notwithstanding the same, Consultant shall conform Consultants’ conduct to the fiduciary duties of confidentiality and loyalty owed to the Company.  In that regard, Consultant shall inform the Company at the earliest opportunity at such time as Consultant may perceive a potential conflict of interest with regard to Consultant’s duties to other parties and Consultant’s duties to the Company.  Consultant shall not make any unauthorized disclosure of the confidential information of other parties to the Company. Consultant shall not make any unauthorized disclosure of the confidential information of the Company to other parties (or any other party not permitted to receive such information).

5.           Compensation.  For and in consideration of the performance by Consultant of the services, terms, conditions, covenants and promises herein recited, the Company agrees and promises to pay to Consultant at the times and in the manner herein stated and as set forth below:

5.2.        Consultant shall be entitled to the “Base Compensation” of $10,000.00 Dollars per month.

5.2.        Consultant shall bill the Company weekly for services rendered based on work product provided or delivered as a result of Company authorized projects or service requests. Except as otherwise set forth herein, the payment of invoices shall constitute the sole compensation of Consultant hereunder.

5.3.        The Company shall reimburse Consultant, from time to time, upon Consultant's submission of expense account and supporting documents as required by the Internal Revenue Service, for all reasonable out of town travel, entertainment, long distance telephone charges, mailing, and other ordinary, reasonable and necessary business expenses incurred by Consultant as part of and in connection with the direct performance of duties specified herein.

6.            Relationship of the Parties

6.1          Legal Status.  Consultant shall be an independent contractor of the Company in accordance with the provisions of Sections 2750.5 and 3353 of the California Labor Code, or any other corresponding provision of the Colorado Statutes, and not an employee, agent, or partner.  It is expressly declared that such independent contractor status is bona fide and not a subterfuge to avoid employee status.  This Agreement shall not create an employer-employee relationship and shall not constitute a hiring of such nature by either party.

6.2.          Items Furnished to Consultant.  Unless expressly agreed in writing otherwise by the parties, the Company shall not provide any telephone equipment or services, office equipment, stationery, secretarial or office support services or other items or services for the benefit of Consultant.  Consultant shall, at its own expense, provide and make arrangement for all equipment, stationery, secretarial and office support services.  Through the period of the lease for 500 Corporate Circle, Suite J, Golden, Colorado 80401, the Consultant shall use those office facilities and equipment.

6.3.        Consent of Company.  Consultant shall have no right or authority at any time to make any contract or binding promise of any nature on behalf of the Company, whether oral or written, without the express prior written consent of the Company.

6.4.         Manner of Performing Services.  Consultant shall retain all discretion and judgment in regard to the manner and means of carrying out its duties hereunder subject, however, to the reasonable requests of the Company.  Consultant shall have the right to control and discretion as to the manner of performance of its services hereunder in that the result of the work and not the means by which it is accomplished shall be the primary factor for which the parties have bargained hereunder in accordance with Sections 2750.5 and 3353 of the California Labor Code or any corresponding provision in the Colorado Statutes.  Consultant's obligations for performance of services hereunder shall be limited to the completion of the consultation and services described above in accordance with the Business of XsunX and the XsunX Field of Use.  Consultant shall have no obligation to work any particular hours or days or any particular number of hours or days. The Company shall have no right to control or direct the details, manner or means by which Consultant accomplishes the results of the services performed hereunder.

6.5.         Payment of Taxes. Consultant shall be responsible for and pay Consultant's own employment taxes, estimated tax liabilities, business equipment or personal property taxes and other similar obligations, whether federal, state or local. The Company shall not pay or withhold any FICA, SDI, federal or state income tax or unemployment insurance or tax or any other amounts because the relationship of the parties hereto is not that of employer-employee, but that of independent contractor.  Consultant shall be solely responsible for the payment of all taxes, withholdings and other amounts due in regard to Consultant's own employees.

6.6.         Employees of Consultant.  Consultant may subcontract with and/or employ such parties upon such terms and conditions as it may deem proper or necessary.

7.            Warranties and Indemnification

7.1.         Warranties.  Consultant warrants and represents that the services of Consultant's subcontractors or employees shall be performed in full compliance with the terms and conditions of this Agreement, and, that all services performed hereunder shall be performed in accordance with all federal, state and local laws, rules or regulations.

7.2.         Indemnification by Consultant.  Consultant shall indemnify, defend and hold the Company and the property of the Company, free and harmless from any and all claims, losses, damages, injuries, and liabilities, including the Company's reasonable attorney fees and costs (the Company may choose its own counsel when defended hereunder), arising from or in any way connected with the performance of services under this Agreement or any other act or omission by Consultant, its agents, subcontractors, or employees.

7.3.         Indemnification by the Company.  The Company shall indemnify, defend and hold Consultant and the property of Consultant, free and harmless from any and all claims, losses, damages, injuries, and liabilities, including Consultant's reasonable attorney fees and costs, arising from or in any way connected with any act or omission on the part of the Company, its constituent partners, agents, subcontractors, or employees.

8.            Term.  Consultant's engagement pursuant to this Agreement shall be month to month and project based and shall commence upon the date of execution hereof (the "Commencement Date").

9.            Termination.  Notwithstanding any other provision of this Agreement to the contrary, either party may terminate this Agreement at any time upon ten (10) days prior written notice to the other. This Agreement may also be terminated by the Company, at its option, at any time during the term of this Agreement without notice, for good cause.  Termination for good cause shall include, but not be limited to, any of the following:

9.1.          The commission by Consultant or the Company or the officers of the Company of an act of fraud or other act materially evidencing bad faith or dishonesty;

9.2.          The misappropriation by Consultant of any funds or property or other rights of the Company;

9.3.          The suspension or removal or termination of Consultant by or at the request or requirement of any governmental authority having jurisdiction over the Company;

9.4.          The breach by Consultant of any material terms of this Agreement or any other agreement between Consultant on the one hand and the Company, or any affiliate of the Company, on the other hand, including, but not limited to, the Technology Agreement;

9.5.          Upon the death of the Consultant.

10.          Confidentiality.  All information derived or provided to Consultant under the terms and specific to the performance of this Agreement, including lists and databases, and any part of such lists, databases, or information, pertaining to customers, merchants,  salespersons, financial records, computer software programs, strategic plans, contracts, agreements, literature, manuals, brochures, books, records, correspondence, computer programs, software, source codes, computations, data files, algorithms, techniques, processes, designs, specifications, drawings, charts, plans, schematics, computer disks, magnetic tapes, books, files, records, reports, documents, Instruments, agreements, contracts, correspondence, letters, memoranda, financial, accounting, sales, purchase and consultant data, capital structure information, corporate organizational information, identities, names and address of, and any information pertaining to, shareholders, directors, officers, consultants, contractors, vendors, suppliers, customers, clients, lenders, financing and business participants, and all persons associated with the Company, information pertaining to business models, business plans, projections, assumptions and analyses, particular projects, and all other data and information and similar items relating to the business of the Company and all other data and information and similar items relating to the Company of whatever kind or nature and whether or not prepared or compiled by the Company and all other materials furnished or made available to Consultant by the Company or any of its affiliates (as hereinafter defined) relating to the business conducted by the Company ("Confidential Information"), is and are proprietary and confidential and are and shall remain the sole property of the Company.  Affiliate as used in this section shall mean the Company, any entity in which Company owns a majority ownership (directly or indirectly), or any entity which owns a majority ownership of Company (directly or indirectly). Consultant acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and that this confidentiality provision constitutes efforts that are reasonable under the circumstances to maintain the secrecy thereof.  Consultant further acknowledges that the Confidential Information constitutes trade secrets pursuant to California Civil Code §3426.1.   Consultant shall not, directly or indirectly, at any time during or after termination of consultant use or reveal, divulge, disclose, disseminate, distribute, license, sell, transfer, assign or otherwise make known, directly or indirectly, the Confidential Information to any person or entity not expressly authorized by the Company to receive such Confidential Information.

10.1        Consultant shall exercise the highest degree of care and discretion in accordance with the duty of Consultant hereunder to prevent improper use or disclosure of the Confidential Information and will retain all such Confidential Information in trust in a fiduciary capacity unless: (i) such use or disclosure has been authorized in writing by the Company through an officer or director, or (ii) is required to be disclosed by law, a court of competent jurisdiction or a governmental or regulatory agency.  Further, Consultant shall return and deliver all such materials, including all copies, remnants, or derivatives thereof to the Company upon the termination of consultant with the Company or at any other time upon request by the Company.

11.         Patents and Inventions.  Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, and processes ("Inventions") which Consultant hereafter during the period Consultant is retained by the Company under this Agreement or otherwise and for three (3) years thereafter may own, conceive of, or develop shall belong to the Company to the extent that the same: (1) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; (2) result from any work performed by Consultant for the Company; or (3) have otherwise been developed by Consultant using the Company's equipment, supplies, facilities, or trade secret information.  As soon as Consultant owns, conceives of, or develops any such Invention, Consultant agrees immediately to communicate such fact in writing to the Secretary of the Company, and without further compensation, but at the Company's expense, immediately upon request of the Company, Consultant shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and perform any and all acts as the Company may reasonably request in order (a) to vest in the Company all Consultant's right, title, and interest in and to such Inventions, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances arising from the acts of Consultant and (b), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefore in any and all countries in such name as the Company shall determine.  Notwithstanding the foregoing, pursuant to Section 2872 of the California Labor Code, this Agreement shall not apply to any Invention which qualifies fully under the provisions of Section 2870 of the California Labor Code.  Consultant acknowledges receipt of a copy of 2870 of the California Labor Code.

11.1        Derivative Works.  All derivative works of the parties resulting from research or work funded by, or Confidential Information provided by, the Company associated with any subsequent research by any party, development, or combination of technologies of the parties after the Commencement Date, which are useful or specific to the XsunX Field of Use or the Business of XsunX, shall become the property of the Company.

12.           Assignment.  The obligations of Consultant under this Agreement are unique and may not be assigned.

13.           Amendments.  This Agreement may be amended only in writing executed by Consultant and Company and approved in writing by the majority vote of the Board of Directors of the Company.

14.           Effect of Headings.  The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

15.           Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Contract, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

16.           Recovery of Litigation Costs.   If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover as an element of their damages, reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.

17.           Gender; Number.  Whenever the context of this Contract requires, the masculine gender includes the feminine or neuter gender, and the singular number includes the plural.

18.           Time of Essence.  Time shall be of the essence in all things pertaining to the performance of this Agreement unless waived in writing by the undersigned parties.

19.           Authority.  The parties to this Agreement warrant and represent that they have the power and authority to enter into this Agreement in the names, titles and capacitates herein stated and on behalf of any entities, persons or firms represented or purported to be represented by each respective party.

20.           Waiver.  A Waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to a waiver of such terms of condition for the future, or of any subsequent breach thereof, or of any other term and condition of this Agreement.  All waivers must be made in writing executed by the waiving party.

21.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and there are no other representations, warranties, agreements or commitments between the parties hereto except as set forth herein.  This Agreement cancels and shall supersede and control any previous agreements between the Parties. This Agreement shall control over any and all provisions or guidelines contained in any Consultant Manual, Consultant Handbook, Company Policy Manual or other similar document.  Consultant expressly acknowledges that no Consultant Manual, Consultant Handbook, Company Policy Manual or other similar document is or shall become a contract between the Company and Consultant.

22.           Notices.  Any notice, request, demand or other communication permitted to be given hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an Consultant officer of the Company or to Consultant, as the case may be, or when deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, at the respective addresses of the Company and Consultant as shown on the signature page hereto.  Either party may change by notice the address to which notices are to be sent.

23.           Severability. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from the contract.  The invalidity of such specific provision, however, shall not affect the enforceability of any other provision herein, and the remaining provision shall remain in full force and effect.

24.           Choice of Law and Venue.  This Agreement shall, to the fullest extent allowed by law, be construed, interpreted and enforced in accordance with the laws of the State of Colorado, without regard to or application of conflict of law rules, and the venue in regard to any disputes arising hereunder shall, to the fullest extent allowed by law, be in Orange County, California.

27.           Press Releases.  Any press release, company disclosures and advertisement made by the Company relating to Consultant shall be subject to the approval of Consultant prior to public release. Consultant will not unreasonably withhold such approval and agrees to respond to such requests for approval within two (2) business days.

IN WITNESS WHEREOF, this Agreement is made effective by Consultant and the Company on the date set first forth above.

COMPANY:	CONSULTANT:

Xsunx, Inc.,	Orion Business Services, LLC
a Colorado corporation

By:	By:
Tom M. Djokovich, as CEO	Jeff Huitt, as Member

“EXIBIT A”

The contract CFO is responsible for the finance and accounting operations of an organization, including financial reporting, and compliance with accepted finance and accounting standards and regulatory requirements.

The possible duties of the contract CFO may include:

•	Participating in the organization's strategic business and financial planning processes
•	Setting financial goals in support of business operations and strategic directions
•	Planning and managing the finances of the entire organization
•	Managing securities and cash portfolios, other liquid assets, and debt
•	Assisting in obtaining financing for major initiatives or acquisitions
•	Providing financial due-diligence for any merger and acquisition activities
•	Managing business and financial operations
•	Researching and staying abreast of the latest regulatory trends
•	Researching and staying abreast of the latest financial accounting reporting trends
•	Monitoring financial processes, policies, systems and personnel
•	Assuring compliance with accepted financial accounting standards
•	Assuring compliance with the recently enacted Sarbanes-Oxley legislation and other SEC regulations, in public companies
•	Reporting on the financial well-being of their organization to the CEO, board of directors, stock holders, and regulatory bodies such as the Securities and Exchange Commission (SEC)